Exhibit 99.13

Pazoo Completes Move To New Headquarters

Cedar Knolls, NJ, February 26, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to report that Pazoo has completed its move of its corporate headquarters from Cedar Knolls New Jersey to Whippany New Jersey.  Corporate growth and expansion necessitated the move to new corporate headquarters. The move was completed on February 15, 2014 and the office is up and running like normal.

Pazoo is hiring at least 8 new bloggers as well as 3 more content writers in order to meet the demand from our visitors for new and fresh health and wellness content on the www.pazoo.com.  These new bloggers and content writers will also help increase Pazoo’s social media presence and expand its reach to millions of more people. As Pazoo continues to grow and expand, it foresees itself hiring an additional 20-30 more personnel, which again will necessitate further expansion.

Please frequent www.pazoo.com on a daily basis to see the new menu items and drop down titles that will be added over the next 30 days. With the new expansive website and additional SEO traffic drivers, bloggers, and content writers, a more aggressive stance to exponentially grow and expand content and traffic to the website will begin shortly.  This should have a positive impact on ad revenue.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: February 26, 2014